June 2016

 Pricing Sheet dated June 15, 2016 relating to

 Preliminary Pricing Supplement No. 945 dated May 26, 2016

 Registration Statement Nos. 333-200365; 333-200365-12

 Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Contingent Income Securities due June 18, 2026
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – JUNE 15, 2016
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$8,701,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	June 15, 2016
Original issue date:	June 20, 2016 (3 business days after the pricing date)
Maturity date:	June 18, 2026
Contingent quarterly coupon:

• If, on any determination date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon at an annual rate of 7.00% (corresponding to approximately $17.50 per quarter per security) on the related contingent coupon payment date.

• If, on any determination date, the index closing value on such date is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that determination date.

Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value.
Coupon barrier level:	1,553.625, which is equal to 75% of the initial index value
Downside threshold level:	1,035.75, which is equal to 50% of the initial index value
Initial index value:	2,071.50, which is the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final determination date
Determination dates:	Quarterly. See “Determination Dates and Contingent Coupon Payment Dates” below. The determination dates are subject to postponement due to non-index business days or certain market disruption events. See “Additional Information About the Securities—Additional Provisions—Postponement of determination dates” in the accompanying preliminary pricing supplement.
Contingent coupon payment dates:	Quarterly. See “Determination Dates and Contingent Coupon Payment Dates” and “Additional Information about the Securities—Additional Provisions—Postponement of contingent coupon payment dates and maturity date” in the accompanying preliminary pricing supplement.
CUSIP / ISIN:	61766BAY7 / US61766BAY74
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$916.10 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$30 (1)
		$5 (2)	$965
Total	$8,701,000	$304,535	$8,396,465

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 945 dated May 26, 2016

Prospectus Supplement dated February 16, 2016      Index Supplement dated February 29, 2016     Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Determination Dates and Contingent Coupon Payment Dates

Determination Dates	Contingent Coupon Payment Dates
9/15/2016	9/20/2016
12/15/2016	12/20/2016
3/15/2017	3/20/2017
6/15/2017	6/20/2017
9/15/2017	9/20/2017
12/15/2017	12/20/2017
3/15/2018	3/20/2018
6/15/2018	6/20/2018
9/17/2018	9/20/2018
12/17/2018	12/20/2018
3/15/2019	3/20/2019
6/17/2019	6/20/2019
9/16/2019	9/19/2019
12/16/2019	12/19/2019
3/16/2020	3/19/2020
6/15/2020	6/18/2020
9/15/2020	9/18/2020
12/15/2020	12/18/2020
3/15/2021	3/18/2021
6/15/2021	6/18/2021
9/15/2021	9/20/2021
12/15/2021	12/20/2021
3/15/2022	3/18/2022
6/15/2022	6/20/2022
9/15/2022	9/20/2022
12/15/2022	12/20/2022
3/15/2023	3/20/2023
6/15/2023	6/20/2023
9/15/2023	9/20/2023
12/15/2023	12/20/2023
3/15/2024	3/20/2024
6/17/2024	6/20/2024
9/16/2024	9/19/2024
12/16/2024	12/19/2024
3/17/2025	3/20/2025
6/16/2025	6/19/2025
9/15/2025	9/18/2025
12/15/2025	12/18/2025
3/16/2026	3/19/2026
6/15/2026 (final determination date)	6/18/2026 (maturity date)